Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215406, 333-228830, 333-228828 and 333-234598 on Form S-8 and Registration Statement No. 333-223669 and 333-231584 on Form S-3 of our report dated March 20, 2020, (which includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern) relating to the financial statements of Innovate Biopharmaceuticals, Inc., as of and for the years ended December 31, 2019 and 2018, included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Mayer Hoffman McCann P.C.

Orange County, California
March 20, 2020